Exhibit 99.1

BG Medicine Reports Third Quarter 2014 Financial Results

Net Loss Reduced by 35% and Operating Cash Burn Cut by 48% From Third Quarter 2013

Company Retains Investment Bank to Explore Strategic Alternatives

WALTHAM, Mass., November 13, 2014 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, today reported financial results for the third quarter 2014.

Third Quarter Results

The Company reported net loss for the third quarter of $2.4 million, a 35% improvement from the $3.7 million net loss reported in the prior year quarter, on total revenues of $695,000 versus total revenues of $1.0 million in the third quarter of 2013.

The decrease in total revenues reflected a $312,000 decrease in product revenues and a $23,000 decrease in service revenues from the prior year quarter. The decrease in product revenues resulted from a $141,000 decline in orders from our largest clinical laboratory customer and a $196,000 decline in purchases relating to independent research studies that were partially offset by increased revenues of $25,000, from product sales to other clinical laboratory customers. The reduction in service revenues resulted from the planned completion of the High Risk Plaque initiative in 2013 and our decision to close our research facilities in 2013 as part of our initiative to streamline the operations of the Company.

Operating expenses for the third quarter declined by 33%, or $1.4 million, from the prior year quarter. This reduction in operating expenses resulted from a decrease in research and development-related expense of $324,000 due to reduced professional fees associated with discontinued service initiatives, including the High Risk Plaque initiative, and completion of the CardioSCORE medical adjudication process, $ 706,000 reduction in sales and marketing expense related to reductions in personnel, travel expenses and other marketing expenses, and a decrease of $325,000 in general and administrative expense due to reductions in personnel, travel expenses and professional fees. These reductions were net of costs incurred in connection with the workforce reduction during the quarter.

On September 11, 2014, the Company implemented a workforce reduction of 12 people by eliminating the Company’s sales and marketing organization and certain positions in other functional areas, while preserving 10 positions, including some senior management and other critical roles to support the clinical and commercial adoption of galectin-3 testing. As a result of these actions, the Company recorded total one-time charges with respect to severance payments and benefits continuation of approximately $404,000 in the third quarter of 2014, of which, $128,000, $114,000 and $162,000 was recorded in research and development, sales and marketing and general and administrative expense, respectively. Approximately $58,000 was paid during the third quarter and the remaining $346,000, included in accrued expenses, will be paid out during the fourth quarter of 2014 and the first quarter of 2015. As a result of these actions, the Company estimates it will generate annualized expense savings of approximately $1.9 million primarily from savings in employee salaries and benefits.

“We have redirected our energy and investments to prepare for the anticipated U.S. market launch of automated galectin-3 testing by our automated partners, the first of which is expected in 2015.” said Paul R. Sohmer, M.D., President and Chief Executive Officer of BG Medicine. “Having already reduced our operating expenses for the first nine months of 2014 by 48% from the prior year, we eliminated approximately 55% of our work force in order to further reduce operating expenses and extend our cash runway. In so doing, we believe that we have maintained the personnel and functions that are necessary to continue to support our current customer base and to deliver on what we believe will be the critical catalysts for a successful launch of automated testing for galectin-3.”

Net loss per share was $0.07 in the third quarter as compared to $0.13 in the third quarter of 2013. Cash flow used in operating activities decreased by $1.9 million, a 48% decrease, to $2.1 million in the third quarter of 2014 compared to an operating cash burn of $4.0 million in the third quarter of 2013.

For the nine months ended September 30, 2014, net loss per share was $0.21 compared to $0.52 for the same period in 2013, on total revenues of $2.2 million in the first nine months of 2014 versus total revenues of $2.9 million in the first nine months of 2013. Cash flow used in operating activities decreased by $5.7 million, a 45% decrease, to $7.1 million in the first nine months of 2014 compared to $12.8 million in the same period in 2013. At September 30, 2014, the Company’s cash totaled approximately $6.3 million.

Outlook for the Remainder of 2014

“Our operating priorities are clear,” continued Dr. Sohmer. “We will continue to aggressively manage our expenses and promote the clinical and commercial adoption of galectin-3 testing by generating, publishing and publicizing data derived from clinical research studies and by expanding the BGM Galectin-3 Test’s labeling indications for use through additional clinical studies and clearances by the FDA. To this end, we are pleased to report that the preliminary agenda of the Scientific Sessions of the American Heart Association annual meeting convening this weekend in Chicago includes reports on nine clinical research studies that were specifically devoted to evaluating the utility of testing for galectin-3. We look forward to reporting on the results of these and other clinical research studies as they become available.”

“As to our outlook for the remainder of 2014, we expect our full year 2014 revenues to be between $2.8 and $3.0 million, in light of the decrease in year-to-date revenues from our largest clinical laboratory customer and the lack of predictability of sales relating to independent research studies and notwithstanding the modest revenue growth that we are achieving from the sales of our products to the majority of our clinical laboratory customers. For the full year 2014, we continue to expect to decrease our operating cash burn as compared to 2013.”

BG Medicine to Explore Strategic Alternatives

BG Medicine today announced that the Company has initiated a process to explore and consider a full range of strategic alternatives available to the Company to enhance shareholder value. The Company noted that strategic alternatives could include, among others, possible joint ventures, strategic partnerships or alliances, a merger or sale of the Company or other possible transactions.

Stifel, Nicolaus & Company, Incorporated is serving as financial advisor to BG Medicine. There can be no assurance that this exploration process will result in any transaction. The Company does not currently intend to disclose further developments with respect to this process, unless and until its Board of Directors approves a specific transaction or otherwise concludes the review of strategic alternatives.

Conference Call and Web Cast

The Company will host a conference call and webcast today, November 13, 2014, beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com. Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com.

The BG Medicine Inc. logo is available for download here

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements made in the section captioned “Outlook for the Remainder of 2014” and “BG Medicine to Explore Strategic Alternatives,” as well as statements regarding the expected timing of the U.S. launch of the first automated galectin-3 test and our belief that we have maintained the critical personnel and functions for a successful launch of automated testing for galectin-3, following our workforce reduction. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our cash position; our ability to continue as a going concern; our history of operating losses; our ability to provide sufficient evidence of clinical utility for our galectin-3 test and to differentiate it from competing cardiovascular diagnostics tests; our ability to successfully market, commercialize and achieve widespread market penetration for our cardiovascular diagnostic tests; our ability to obtain regulatory clearance from the FDA for additional indications of our galectin-3 test; the ability of our automated partners to develop and obtain regulatory clearance of galectin-3 tests that can be performed on their automated platforms and to commercialize any such tests; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our estimates of future performance, including the expected timing of the launch of our products; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing our clients; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to recruit, hire and retain qualified personnel; the limited public float and trading volume for our common stock and volatility in our stock price; our ability to regain and maintain compliance with the continued listing requirements of The NASDAQ Capital Market; our ability to service the principal and interest amounts payable under our secured term loan facility; and other factors discussed in the Company’s most recent Annual Report on Form 10-K as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission or otherwise made public. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands, except share and per share data)
Revenues:
Product revenues	$695	$1,007	$2,233	$2,799
Service revenues	—	23	—	125

Total revenues	695	1,030	2,233	2,924

Costs and operating expenses:
Product costs	234	321	764	954
Service costs	—	23	—	125
Research and development	724	1,048	1,855	3,541
Selling and marketing	647	1,353	2,069	5,279
General and administrative	1,323	1,648	3,696	5,738

Total costs and operating expenses	2,928	4,393	8,384	15,637

Loss from operations	(2,233)	(3,363)	(6,151)	(12,713)
Non-cash consideration associated with stock purchase agreement	—	—	—	(329)
Interest income	—	3	2	13
Interest expense	(165)	(309)	(597)	(893)
Other income	1	4	2	8

Net loss	$(2,397)	$(3,665)	$(6,744)	$(13,914)
Net loss per share – basic and diluted	$(0.07)	$(0.13)	$(0.21)	$(0.52)

Weighted-average common shares outstanding used in computing per share amounts – basic and diluted	34,417,249	27,918,883	32,113,490	26,971,981

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(in thousands)
Assets
Current assets
Cash	$6,313	$7,751
Accounts receivable	254	319
Inventory	358	459
Prepaid expenses and other current assets	236	306

Total current assets	7,161	8,835
Property and equipment, net	135	192
Intangible assets, net	149	192
Deposits and other assets	126	134

Total assets	$7,571	$9,353

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Term loan, current portion	4,059	4,353
Accounts payable	425	965
Accrued expenses	1,252	1,993
Other current liabilities	42	39

Total current liabilities	5,778	7,350
Term loan, net of current portion	—	2,961
Other liabilities	97	111

Total liabilities	5,875	10,422
Stockholders’ equity (deficit)	1,696	(1,069)

Total liabilities and stockholders’ equity (deficit)	$7,571	$9,353

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2014	2013
	(in thousands)
Net cash flows used in operating activities	$(7,097)	$(12,820)
Net cash flows used in investing activities	—	(15)
Net cash flows from financing activities (1)	5,659	11,398

Net increase in cash	(1,438)	(1,437)
Cash, beginning of year	7,751	12,786

Cash, end of year	$6,313	$11,349

(1)	For the nine months ended September 30, 2014, cash flows provided by financing activities include proceeds from the $10.0 million public offering. For the nine months ended September 30, 2013, cash flows provided by financing activities include proceeds from the $13.8 million public offering.

Contact:

Stephen Hall, EVP & Chief Financial Officer

(781) 890-1199